STRALEM FUND

                           RULE 18f-3 MULTI-CLASS PLAN

I.    Introduction.

      Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the method for allocating fees and expenses among each class of shares in the separate investment portfolios (the "Funds") of the Stralem Fund (the "Trust"). In addition, the Plan sets forth the maximum initial sales charges, contingent deferred sales charges ("CDSCs"), Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Funds.

      The Trust is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. The Trust hereby elects to offer multiple classes of shares of the Funds pursuant to the provisions of Rule 18f-3 and the Plan. Appendix A, as it may be amended from time to time, lists the Funds that have approved the Plan and the classes of each such Fund. Each such Fund that has authorized the issuance of multiple classes of shares is referred to as a "Multi-Class Fund" hereunder.

II.   Allocation of Expenses.

      A. Mandatory Class Expenses. Pursuant to Rule 18f-3, the Trust allocates to each class of shares of a Multi-Class Fund: (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1; and (ii) any fees and expenses incurred by the Fund under a shareholder servicing plan in connection with the provision of shareholder administrative or liaison services to the holders of such class of shares.

      B. Discretionary Class Expenses. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares of a Multi-Class Fund:

      (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

      (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of that class or to regulatory agencies with respect to such class of shares;

      (iii) blue sky notification or other filing fees incurred with respect to such class of shares;


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      (iv) Securities and Exchange  Commission  registration  fees incurred with respect to such class of shares;

      (v) the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

      (vi) litigation or other legal expenses incurred with respect to such class of shares;

      (vii) fees of the Trust's Trustees incurred with respect to matters affecting such class of shares;

      (viii) independent accountants' fees incurred with respect to such class of shares; and

      (ix) any other fees and expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, incurred with respect to such class of shares.

      For all purposes under this Plan, fees and expenses incurred "with respect to" a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class such as Rule 12b-1 Fees. Any decision to treat expenses referenced in this Subsection B as class expenses and any subsequent changes to such decision will be reviewed and approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust. The Board will monitor conflicts of interest between the classes and agree to take any action necessary to eliminate conflicts.

      C. Relative Net Asset Value Allocation. Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocable to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund based upon the relative net asset value of that class in relation to the aggregate net asset value of the Fund. In certain cases, a service provider for a Multi-Class Fund may waive or reimburse all or a portion of the expenses of a specific class of shares of the Multi-Class Fund. The Board of Trustees will monitor any such waivers or reimbursements to ensure that they do not generate inappropriate cross-subsidization between classes.

III.  Class Arrangements.

      The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of the Multi-Class Funds. Appendix A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of each Multi-Class Fund. Additional details and restrictions regarding such fees and services are set forth in the relevant Fund's current Prospectus and Statement of Additional Information.


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      A.    Adviser Class Shares -- Multi-Class Funds

            1. Maximum Initial Sales Charge: None.

            2. Contingent Deferred Sales Charge: None.

            3. Maximum Annual Rule 12b-1 Distribution Fee: Not to exceed 0.25% of average daily net assets attributable to Adviser Class shares, as further specified in Appendix A.

            4. Maximum Annual Shareholder Servicing Fee: None.

            5. Conversion Features: None

            6. Exchange Privileges: As described in the current prospectus for each Fund.

      B.    Institutional Class Shares -- Multi-Class Funds

            1. Maximum Initial Sales Charge: None

            2. Contingent Deferred Sales Charge: None.

            3. Maximum Annual Rule 12b-1 Distribution Fee: None.

            4. Maximum Annual Shareholder Servicing Fee: None.

            5. Conversion Features: None.

            6. Exchange Privileges: As described in the current prospectus for each Fund.

IV.   BOARD GOVERNANCE.
      -----------------

      At all times during which the Trust elects to offer multiple classes of shares of the Multi-Class Funds pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Plan: (i) at least seventy-five percent of the Board are not "interested persons" (as defined in the 1940 Act) of the Funds (the "Independent Trustees")(1); (ii) the Independent Trustees select and nominate any other Independent Trustee; (iii) an Independent Trustee serves as chair of the Board of Trustees, presides over meetings of the Board and has substantially the same responsibilities as would a chairman of any board of directors(2); (iv) the Board evaluates its performance and the performance of its committees at least annually, and such evaluation includes a consideration of

-------------------
(1) Although this standard is subject to a stay granted by the U.S. Court of Appeals for the District of Columbia Circuit on August 10, 2005, the Board currently meets this standard.

(2)   This standard is subject to the stay discussed above.


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the  effectiveness  of the Board's  committee  structure and the number of Funds served by each Trustee; (v) the Independent Trustees meet at least once quarterly in a session comprised of only the Independent Trustees; (vi) the Independent Trustees have been authorized to hire employees and to retain advisers and experts necessary to carry out their duties; and (vii) any person who acts as legal counsel for the Independent Trustees will be an independent legal counsel.

V.    BOARD REVIEW.
      -------------

The Board shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board, including a majority of Independent Trustees shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Fund individually and the Multi-Class Funds as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another and other potential conflicts of interest between classes.

In making its initial determination to approve the Plan and in approving any subsequent amendments, the Board focuses on, among other things, the relationship between or among the classes and examines potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board evaluates the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to the Plan, the Board shall focus on and evaluate any additional factors as it deems necessary.


Adopted:  March 31, 2009


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                                   APPENDIX A
                                   ----------

      Funds Trust                                                    Maximum
      Funds Trust         Maximum Initial   Maximum    Maximum     Shareholder
   Multi Class Funds       Sales Charge       CDSC    12b-1 Fee   Servicing Fee
------------------------  ---------------   -------   ---------   -------------
1. Stralem Equity Fund
    Adviser Class                None         None      0.25%          None
    Institutional Class          None         None       None          None


Adopted:  March 31, 2009


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